Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-205542, and 333-205543) on Form S-8 of Liberty Global plc of our reports dated February 14, 2018, with respect to the consolidated balance sheets of Liberty Global plc and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related financial statement schedules I and II (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Liberty Global plc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2017 contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of Coditel Brabant sprl, operating under the SFR brand (SFR BeLux) that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2017 are $496.5 million and $36.0 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of SFR BeLux.

/s/ KPMG LLP

Denver, Colorado
February 14, 2018